UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 3, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

o	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in Part I, Item 2 of the VoIP, Inc. (the “Company”) Form 10-Q for the quarter ended September 30, 2006, the Company as of September 30, 2006 owed the sum of $2.8 million to a lender pursuant to a subordinated loan and security agreement (the “Loan Agreement”). Further, as disclosed at that time, the Company was not in compliance with certain covenants of the Loan Agreement as of September 30, 2006. Thereafter, the Company failed to make a payment due December 1, 2006 under the Loan Agreement and was declared in default by the lender as of December 15, 2006 and was provided until December 20, 2006 to cure the default. Subsequently, the lender extended the time to cure the default until January 3, 2007. The lender’s default notice to the Company has demanded the entire principal amount of the loan plus unpaid interest, approximately $2.4 million as of this date. In addition the lender has demanded that the Company pay the default rate of interest stated in the Loan Agreement of 17.5% per annum. Under the Loan Agreement, the lender has a security interest on all of the Company’s assets, and as such it may choose to initiate foreclosure proceedings, which would have a material and negative impact on the Company’s financial condition, and could impair its ability to continue its business.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.
Date: January 9, 2007
	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer